Exhibit 99.1

Contacts:	Eric Snow	Olivia Bellingham
	Public Relations	Investor Relations
	(508) 628-8100	(631) 342-4687
	eric.snow@ca.com	olivia.bellingham@ca.com
CA COMPLETES ACQUISITION OF CYBERMATION
Adds Powerful Workload Automation Capabilities
To Extend Leadership in Job Scheduling
ISLANDIA, N.Y., May 9, 2006 — CA today announced that it has completed the acquisition of Cybermation, a privately-held provider of enterprise workload automation solutions, for $75 million in an all-cash transaction.
Cybermation specializes in software and services that modernize traditional job scheduling solutions and simplify the management of complex IT infrastructures. The acquisition extends CA’s industry leading workload automation portfolio, which helps customers unify and simplify their IT environments by automating the scheduling and deployment of workloads across mainframe and distributed systems.
Cybermation will become a part of CA’s Enterprise Systems Management business unit. CA will market the Cybermation solutions as standalone products while integrating them into its larger workload automation solutions portfolio.
About CA
CA (NYSE: CA), one of the world’s largest information technology (IT) management software companies, unifies and simplifies the management of enterprise-wide IT. Founded in 1976, CA is headquartered in Islandia, N.Y., and serves customers in more than 140 countries. For more information, please visit http://ca.com.
# # #
Copyright © 2006 CA. All Rights Reserved. One CA Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.